Exhibit 10.11

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

First Amendment (“Amendment”) made as of December 31, 2008 to the Employment Agreement (“Employment Agreement”) dated as of June 21, 2004, by and between NeuroMetrix, Inc., a Delaware corporation with its principal executive office in Waltham, Massachusetts (the “Company”), and Shai N. Gozani (the “Executive”).

WHEREAS, the parties hereto desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties hereto desire that this Amendment be deemed a modification and an amendment to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1.                                       Subsection 4(b) of the Employment Agreement is hereby amended by replacing the second sentence of such subsection with the following:

“The Compensation Committee shall consider and make a bonus determination not later than 60 days after the end of each fiscal year during the Employment Period, starting with the fiscal year ending December 31, 2004, and the Company will pay the Annual Performance Bonus to the Executive after the end of such fiscal year and on or before the 15th day of the third month of the following fiscal year (e.g., a bonus determined within 60 days after the end of the fiscal year ending December 31, 2008 will be paid sometime between January 1, 2009 and March 15, 2009).”

2.                                       Subsection 5(a) of the Employment Agreement is hereby amended by replacing the last sentence of such subsection with the following:

“If this Agreement terminates due to the death or disability of the Executive, the Company shall promptly, but in any case within 30 days of such termination, pay to the Executive’s estate or to the Executive any and all amounts then owed to the Executive, including all accrued salary, vacation pay, other benefits, and any applicable portion of the Annual Performance Bonus.”

3.                                       Subsection 5(b)(2) of the Employment Agreement is hereby amended by replacing the second, third and fourth sentences of such subsection with the following:

“A voluntary termination by the Executive within sixty (60) days after the Company has materially reduced his authority, duties or responsibilities, materially reduced his salary, materially changed the geographic location at which the Executive must perform services under this Agreement, or materially breached any provision of this Agreement (a “Deemed Termination Event”) will be deemed to be termination by the Company without Cause; provided that prior to such termination the Executive has given the Company thirty (30) days prior written notice of the occurrence of the Deemed Termination Event, and during such 30-day period the Company has not cured the Deemed Termination Event.”

4.                                       Subsection 5(b)(3) of the Employment Agreement is hereby amended by deleting the subsection in its entirety and substituting therefore the following:

“(3)                            Within 30 days of the Date of Termination, the Company shall pay the Executive any and all amounts owed to the Executive as of the Date of Termination (other than the payments provided for in Subsection 5(b)(2) above), including all accrued salary, vacation pay, other benefits and any applicable portion of the Annual Performance Bonus.”

5.                                       Section 5 of the Employment Agreement is hereby amended by adding the following subsection (e) to the end of such section:

“(e)                            Section 409A.  Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.”

6.                                       All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

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IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company and by the Executive as of the date first above written.

NEUROMETRIX, INC.

By:	/s/ Shai N. Gozani
Name: Shai N. Gozani
Title: President and CEO

/s/ Shai N. Gozani
Shai N. Gozani